UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

Amendment #1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 LOGICOM, INC.
(Name of small business issuer in its charter)
Nevada	7372	TBA
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
#39516, 105-10151 No.3 Road Richmond, B.C. V7A 4R6 778-891-5280
(Address and telephone number of principal executive offices)
#39516, 105-10151 No.3 Road Richmond, B.C. V7A 4R6 Tel: 778-891-5280
(Address of principal place of business or intended principal place of business)
Jing Hong, President and CEO LOGICOM, INC. c/o The Corporate Trust Company of Nevada Suite 500, 6100 Neil Road Reno, Nevada 89511 Tel: 778-891-5280
(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   [ ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered by Selling Stockholders	1,375,000	$0.02 (2)	$27,500.00	$3.48
Total Registration Fee				$3.48

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Based on the last sales price on February 3, 2004. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. The affiliates of our company will sell their shares of our common stock at a price of $0.02 per share for the duration of the offering.

(3) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS	Subject to Completion
______________________, 2004

LOGICOM, INC.
A NEVADA CORPORATION

1,375,000 SHARES OF COMMON STOCK OF LOGICOM, INC.
-------------------------------------------------------------------------------------

This prospectus relates to the 1,375,000 shares of common stock of Logicom, Inc., a Nevada Corporation, which may be resold by certain selling stockholders of the company. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. However, we have received proceeds from the sale of shares of common stock that are presently outstanding. We will pay for expenses of this offering.

In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 2 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 21, 2004.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PAGE NUMBER
PROSPECTUS SUMMARY	4
Our Business	4
Summary of Risk Factors	4
The Offering	4
Summary Financial Data	4
RISK FACTORS	5
Risks Associated with Our Business	5
Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up software development company entirely.	5
We have no operating history as a software development company and have maintained losses since inception which we expect to continue into the future.	6
If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.	6
If we are unable to complete the development of our voice interface software platform and sell our voice interface software platform if and when it is completed we will not be able to generate revenues and you will lose your investment.	6
Even though we will treat our voice interface software platform as proprietary, our voice interface software platform is not protected by any patents and accordingly, if we are unable to protect our intellectual property rights, our proposed business will fail.	7
We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.	7
If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.	7
We may not be able to compete effectively against our competitors as some of our competitors have greater financial, technical and human resources than us. If we do not compete against our competitors effectively, our business and prospects will be adversely affected.	7
Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.	7
Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.	8
Risks Associated with Our Common Stock	8
There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.	8
Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock. 2	8
Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.	8
Other Risks	8
Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	8
FORWARD-LOOKING STATEMENTS	9
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	9
THE OFFERING	9
USE OF PROCEEDS	9
DETERMINATION OF OFFERING PRICE	9
DILUTION	9
DIVIDEND POLICY	10
BUSINESS	10
PLAN OF OPERATION	16
PROPERTY	16
MANAGEMENT	18
EXECUTIVE COMPENSATION	19
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
PLAN OF DISTRIBUTION	21
SELLING STOCKHOLDERS	23
DESCRIPTION OF CAPITAL STOCK	26
LEGAL PROCEEDINGS	26
LEGAL MATTERS	26
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	26
EXPERTS	27
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	27
WHERE YOU CAN FIND MORE INFORMATION	27
FINANCIAL STATEMENTS	27

As used in this prospectus, the terms "we", "us", "our", and "Logicom" mean Logicom, Inc. and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Consequently, this summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into it.

Our Business

Logicom is a Nevada corporation with its business offices located at #39516, 105-10151 No.3 Road, Richmond, B.C. V7A 4R6. Our telephone number is (604) 618-5547. We were incorporated in Nevada on January 23, 2004. We are a new business currently focused on the development of a voice interface software platform for the Chinese languages, which may serve as a platform of software to allow software system designers and programmers to develop voice recognition applications to make information and services accessible through voice activation. You may find out more information on our business from our website at http://www.logicom.us. We intend to develop our voice interface software platform to consist of software that runs on standard hardware and performs speech recognition, natural language understanding and voice authentication functions. A software that performs "speech recognition" function will allow a device to recognize what a person says; a software that performs "natural language understanding" function will allow a device to derive meanings from what a speaker said; and a software that performs "voice authentication" function will allow a device to verify the identity of a speaker based on the unique qualities of his or her voice. By developing our voice interface software platform for the Chinese languages, we intends to become one of the leading providers of natural language speech recognition, speaker verification and voice enabled electronic commerce solutions.

Summary of Risk Factors

We have received a going concern opinion from our independent auditors because we have not generated revenues, having just recently begun developing our voice interface software platform in February of 2004. Our operating deficit as of September 30, 2004 is $22,260.

For a more complete discussion of risk factors relevant to an investment in our common stock see the "Risk Factors" section beginning on page 2 of this prospectus.

The Offering

This prospectus relates to 1,375,000 shares of our common stock to be sold by the selling stockholders identified in this prospectus. There are currently 2,2250,000 shares of our common stock issued and outstanding and we have no other securities issued and outstanding. The selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any of the proceeds of the shares of common stock offered by the selling stockholders.

Summary Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 12 of this prospectus.

For the period from January 23, 2004 (inception) to September 30, 2004 (unaudited)
Revenue	$Nil
Net Loss for the Period	$(22,260)
Loss Per Share - basic and diluted	$(0.01)
At September 30, 2004 (unaudited)
Working Capital	$22,240
Total Assets	$24,240
Total Stockholders' Equity (deficiency)	$22,240
Deficit Accumulated in the Development Stage	$(22,260)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Logicom and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

Our auditors have issued a going concern opinion because we may not be able to achieve our objectives and we may have to suspend or cease our proposed operations as a start-up software development company entirely.

Our auditors have issued a going concern opinion. This means that there is doubt that we can continue with our proposed business operations as a start-up software development company for the next twelve months. We have cash in the amount of $24,240 as at September 30, 2004 and we believe that this amount will be enough to support our operations until up to early 2006. In the course of developing our voice interface software platform, we may:

- incur unexpected costs in completing the development of our voice interface software platform or encounter unexpected technical or other difficulties;

- incur delays and additional expenses as a result of technology failure;

- be unable to create a substantial market for our voice interface software platform; or

- incur significant and unanticipated expenses.

The occurrence of any of the aforementioned events could cause us to run out of money so that we are unable to pay our ongoing expenses in respect of the development and marketing of our voice interface software platform. If we do not complete the development of our voice interface software platform by 2006 and if we are not able to raise additional capital when needed to complete the development of our voice interface software platform, we may have to suspend or cease our operations of software development within four months because we will not be able to pay our ongoing expenses in respect of the development and marketing of our voice interface software platform.

We have no operating history as a software development company and have maintained losses since inception which we expect to continue into the future.

We were incorporated in January 2004 and only just recently commenced development of our first and only voice interface software platform. We have not realized any revenues to date. We have no operating history as a software development company or at all upon which an evaluation of our future success or failure can be made. Our net loss since inception is $7,588. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

- our ability to develop our software

- our ability to develop and successfully market our software once it has been developed

- our ability to generate ongoing revenues

- our ability to reduce development and marketing costs

- our ability to compete with more established software development companies

Based upon our proposed plans, we expect to incur operating losses in future periods. This will happen because there are substantial costs and expenses associated with the research, development and marketing of software. We may fail to generate revenues in the future. Failure to generate revenues will cause us to go out of business because we will not have the money to pay our ongoing expenses.

If we are unable to obtain the necessary financing to implement our business plan we will not have the money to pay our ongoing expenses and we may go out of business.

Our ability to successfully develop and to eventually produce and sell our voice interface software platform to generate operating revenues depends on our ability to obtain the necessary financing to implement our business plan. Given that we have no operating history, no revenues and only losses to date, we may not be to achieve this goal and if this occurs then we will not be able to pay the development and marketing costs in respect of our voice interface software platform and we may go out of business. We may need to issue additional equity securities in the future to raise the necessary financing. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we were unable to obtain financing in the amounts required we will not have any money that we require for the development and marketing of our voice interface software platform and we may go out of business.

If we are unable to complete the development of our voice interface software platform and sell our voice interface software platform if and when it is completed we will not be able to generate revenues and you will lose your investment.

We have not competed development of our voice interface software platform and we have no contracts for the sale of our voice interface software platform if and when its development is completed. The success of our proposed business will depend on its completion and the acceptance of our products by the computer and technology industry, including businesses and the general public. Achieving such acceptance will require significant marketing investment. Our voice interface software platform and any other software programs we develop may not be accepted by the computer and technology industry at sufficient levels to support our operations and build our business. If our voice interface software platform and any other software programs that we develop are not accepted by the computer technology industry our proposed business will fail.

Even though we will treat our voice interface software platform as proprietary, our voice interface software platform is not protected by any patents and accordingly, if we are unable to protect our intellectual property rights, our proposed business will fail.

Although we intend to apply for copyright registration in the United States and Canada for our voice interface software platform, it is not protected by any patents. We treat all of our proposed software programs and their associated technology as proprietary. Despite our precautions taken to protect our software programs, unauthorized parties may attempt to reverse engineer, copy or obtain and use our software programs. If they are successful we could lose our technology or they could develop similar programs, which could create more competition for us and even cause our proposed business operations to fail.

We depend to a significant extent on certain key personnel, the loss of any of whom may materially and adversely affect our company.

Our performance depends on a significant extent to the continued services and technical expertise of our director and Chief Technology Officer, Mr. Kun Chi Wang. There is intense competition for skilled personnel, particularly in the field of software development. There can be no assurance that we will be able to attract and retain qualified personnel on acceptable terms. The loss of service of Mr. Wang could prevent us from completing the development of our voice interface software platform if we are unable to hire anyone who has sufficient technical expertise to complete its development. In the event of the loss of services of such personnel, no assurance can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees.

If our estimates related to expenditures are erroneous our business will fail and you will lose your entire investment.

Our success is in part dependent upon the accuracy of our management's estimates of expenditures. If such estimates are erroneous or inaccurate we may incur unnecessary costs that could result in the failure of our business and you losing your entire investment.

We may not be able to compete effectively against our competitors as some of our competitors have greater financial, technical and human resources than us. If we do not compete against our competitors effectively, our business and prospects will be adversely affected.

We are in the software development business, which is intensely competitive. We expect that the competition for software development businesses will intensify in the future. Barriers to entry are minimal, our current and new competitors can launch new software development programs at a relatively low cost. Large technology companies such as Macintosh, IBM, Lucent Technologies and Philips Electronics and other well established speech recognition research centers have also conducted research and development activities in the field of voice interface and speech recognition applications. These competitors are well established, substantially larger and have substantially greater market recognition, greater resources and broader capabilities than we have. There can be no assurance that we will be able to compete successfully against current and future competitors. The intense competitive pressures faced by us may have a materially adverse effect on our business, prospects, financial condition and results of operations and affect your investment in our company.

Our officers and directors are engaged in other activities and may not devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

The persons serving as our officers and directors have existing responsibilities and may have additional responsibilities to provide management and services to other entities. Ms. Jing Hong, our President, Treasurer and one of our directors, is also employed as CTO of Telewave International. We expect Ms. Hong to spend approximately 10 to 20 hours a week on the business of our company. Mr. Kun Chi Wang, our Chief Technology Officer and one of our directors, also currently works as Professor of Nantong Institute of Technology. We expect Mr. Wang to spend approximately 5 hours a week on the business of our company. As a result, demands for the time and attention from our directors and officers from us and other entities may conflict from time to time. Because we rely primarily on our directors and officers to maintain our business contacts and to promote our

Internet contractors referral services, their limited devotion of time and attention to our business may hurt the operation of our business.

Because our officers, directors and principal shareholders control a significant percentage of our common stock, you will have little or no control over our management or other matters requiring shareholder approval.

Our directors and officers collectively own 38.20% of issued and outstanding shares of our common stock. As a result, Our director and officers collectively have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our directors and officers collectively own a significant percentage of our common stock, you will have difficulty replacing our management if you disagree with the way our business is being run. Because control by the insider could result in management making decisions that are in the best interest of the insider and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Risks associated with our common stock

There is no active trading market for our common stock and you may be unable to sell your shares of our common stock if a market does not develop for our common stock.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 25,000,000 shares of common stock, of which 2,225,000 shares are issued and outstanding. Our Board of Directors has the authority to cause the company to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of Logicom in the future.

Other risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus covers the resale by certain selling stockholders of 1,375,000 shares of common stock which were issued pursuant to a private placement offering made by Logicom pursuant to Regulation S promulgated under the Securities Act.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus. All proceeds from the sales of the common stock will go to the respective selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The offering price of $0.02 per share is based on the last sales price of our common stock on February 3, 2004 and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenues to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DILUTION

Since all of the shares being registered are already issued and outstanding, no dilution will result from this offering.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

BUSINESS

General

Logicom, Inc. was formed as a Nevada corporation on January 23, 2004. Our executive offices are located #39516, 105-10151 No.3 Road, Richmond, B.C. V7A 4R6. Our telephone number is (604) 618-5547.

We plan to develop, market and support a voice interface software platform for the Chinese languages which will serve as a standard set of software that allow other software programmers and engineers to develop voice interface applications for the Chinese languages based on the software platform. Voice interface applications are applications that make the information and services of business enterprises, telecommunications networks and the Internet accessible from any telephone.

Background

We plan to develop, market and support our voice interface software platform for the Chinese languages because our Chief Technology Officer and one of our directors, Mr. Kun Chi Wang, has conducted research in this area for over eight years before he joined our company. We have recently begun development of our voice interface software platform for the Chinese languages in February of 2004. We anticipate that our voice interface software platform will serve as a platform for other software programmers and engineers to develop voice interface applications for the Chinese languages. It will consist of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication functions. Speech recognition function enables a devise to recognize what a person says. Natural language understanding function enables a devise to derives meaning of what a speaker said. Voice authentication function enables a device to verify the identity of a speaker based on the unique qualities of his or her voice. We also plan to offer a software developer's toolkit and software components to enable our customers and other software programmers to develop voice user interface applications that use our software platform. We also plan to offer a range of consulting, support and educational services to our future customers.

Voice Interface Technology and Our Software Platform

Through our proposed voice interface software platform, we hope that we will be able to provide tailored business solutions, using the latest in communications and speech technologies, that allow callers to complete complicated but 'routine' transactions or inquiries without the need to struggle with frustrating 'push button' menus or having to wait for an available operator to answer their call. We hope that our proposed voice interface software platform will be able to voice enable an organization's business systems and processes by providing secure, easy to use and consistently available self-service facilities allowing customers to simply speak in a natural conversational tone over any telephone, significantly reducing the cost of each transaction.

Our Proposed Voice Interface Software Platform

Our proposed voice interface software platform will provide speech recognition and natural language understanding capabilities in the Chinese languages, enabling recognition and understanding of both simple responses, such as "yes" and "no" and complex phrases, such as "buy 100 shares at 20" in Mandarin Chinese or other dialects. Our proposed voice interface software platform will be designed to operate on standard central processing unit hardware architectures and operating systems such as UNIX and Windows NT within a variety of leading telephony systems. Our proposed Mandarin Chinese voice interface software platform's distributed server architecture will enable speech recognition to be performed on a single hardware server or on multiple hardware servers in a network. When used on multiple servers in a network, Our proposed voice interface software platform will efficiently balance the load of speech recognition requests across available servers and automatically compensate for a hardware or software failure on one or more of these servers.

The speech recognition and natural language understanding technology of our voice interface software platform will be available for different Chinese dialects such as the Cantonese, Mandarin or Shanghainese dialects. We plan to continue to implement this technology in additional languages and dialects as we expand our presence in additional markets in the future.

We anticipate that our proposed voice interface software platform will also be able to provide voice authentication capabilities for verifying the identity of a speaker based on his or her unique voice qualities. We anticipate that users will be able to enroll their voiceprints by speaking information requested by an application using our proposed voice interface software platform. Based on this speech, our voice interface software platform creates a voiceprint of the caller's voice. The software will then able to authenticate the caller's claimed identity by comparing his speech to the previously enrolled voiceprint. We anticipate that this function will be tightly integrated with our voice interface software platform and will operate within the same architecture, allowing for the same software scalability and robustness. This integration will provide a key point of differentiation from our competitors' products, since our voice interface software platform allow users to be recognized and authenticated simultaneously. For example, when a caller speaks his telephone number, our proposed voice interface software platform will understand what phone number was spoken and use that same statement to authenticate the identity of the caller. We believe that our technology will deliver a high degree of accuracy for voice authentication, which will provide callers with high levels of security and convenience.

Core Technology

The speech recognition technology in our proposed voice interface software platform uses advanced linguistic and statistical models to interpret and understand natural human speech, enabling users to speak naturally to computers. To recognize speech, we currently use frequency processing, which are statistical models that incorporate linguistic rules and automatically learn from recorded speech databases. Our approach to speech recognition is based on dividing digitized speech into many short segments, then using our statistical processes to analyze and interpret these segments. Breaking the speech into these short segments creates a high-resolution view of the speech, which results in a high degree of accuracy.

Once speech is recognized, our proposed voice interface software platform will determine its meaning. The speech recognition in our proposed software platform extracts the relevant parts of the recognized speech using rules established by developers of the voice interface applications. These rules allow the voice interface applications developed based on our proposed software platform to discard extraneous words such as "uh" and "please" and then map the remaining words to pre-defined associated meanings. For example, if the recognized speech were to be "China Mobile", an application developer could use our proposed software platform to associate the phrase with the ticker symbol "CHL".

Our proposed software platform will also provide voice authentication function through biometric speaker verification. Callers enroll their voices by speaking information requested by an application developed based on our proposed software platform. Based on this speech, our proposed software platform creates a voiceprint for each user or a statistical model of the user's voice. Once a voiceprint is created, our proposed software platform can authenticate an user's claimed identity by comparing his or her speech to the voiceprint created during enrollment. The voice authentication function of our software platform will take into account of the acoustic differences between types of telephones and caller locations, which may affect how a voice sounds. These acoustic differences are one of the key technological challenges in producing robust voice authentication products. By using our frequency signal recognition technology, the voice authentication function of our proposed software platform will provide a high degree of accuracy.

Once our proposed voice interface software program is fully developed, we anticipate that it can be utilized by different business enterprises to allow their services to be more accessible to their customers over the telephone. We anticipate that business enterprises such as stock brokerages, banks, airlines and retailers can use our voice interface software platform to develop applications to provide a voice user interface to provide customer services such as accepting stock quotes and trading orders, home banking, travel planning and shopping. We also anticipate that wireless and wire line telecommunications carriers can use our software platform to provide their subscribers with a variety of services through a voice user interface. These voice enabled services may include dialing, directory assistance, access to voicemail and email messages, access to personal contact information, conference call set up and calendar management.

Future Consulting and Support Services

Once our proposed voice interface software program is fully developed, we also intends to offer a range of services for implementation of applications using our voice interface software platform. We intend to offer professional services to facilitate the development, implementation and support of applications operating on our software platform. We believe that our experience in the design and deployment of voice interface platform will be of value to our customers. We will draw on this experience to provide consulting services that include prototype development, user interface design, grammar development, system testing, and performance optimization and end-user acceptance studies. Once our proposed voice interface software platform is fully developed, we also plan to offer technical support services to future customers and software programmers to assist with their development, integration and operation of our software platform.

Present stage of development

We have spent a total of $6,000 on research and development activities since our inception. Our Chief Technology Officer and one of our directors, Kun Chi Wang, has completed a prototype set of software algorithms that will form the basis of our proposed voice interface software platform. However, we have not yet completed the development of our voice interface software platform, which we expect may be commercially available in the second half of 2005.

We are currently negotiating with the Nantong Branch of China Mobile Communication to formalize the experimental relationship to test our software platform. Mr. Wang plans to work with the staff in the Nantong Branch of China Mobile Communications to test his software algorithms for voice recognition applications for cellular phones. If the tests receive positive results, we anticipate that the Nantong Branch of China Mobile Communication may license our prototype software platform and retain our service to integrate our voice platform into their systems.

To remain competitive in the voice interface software industry, we must continue to develop highly accurate and efficient speech recognition, natural language understanding and voice authentication technologies. Our current technologies are based on the initial research activities conducted by Kun Chi Wang. We are going to keep developing and improving this core technology, the software architecture and related products. The cost of our research and development activities are not borne by customers since we will not have any customers, if any, until the completion of the marketing and development of our voice interface software platform. We will either raising more fund from investors or borrow from existing directors to cover our projected research and development expenses.

Industry Analysis

Telephone is probably a more readily available information and services access device. The ubiquity of telephones and the proliferation of wireless telephones provide a powerful means to connect businesses with all of their potential customers at any time, from anywhere. In comparison to personal computers, telephones are simple to operate and use the most natural form of communication, the human voice. Therefore, the telephone network holds a greater potential for businesses to deliver their information to, and conduct transactions with, the largest possible population. We believe that business enterprises will seek to enhance their commerce capabilities over the telephone. We also believe that telecommunications carriers will compete to provide telephone access by expanding the functionality and performance of their network services.

In addition, many business enterprises have invested in call centers staffed by customer service representatives to interact with customers over the telephone. In a call center, a customer service representative listens to a caller's inquiry, retrieves the information from a computer terminal, and communicates the results to the caller. While these call centers are effective at delivering services over the telephone, they are labor-intensive and expensive. The first generation of systems designed to automate these customer interactions was deployed using touch-tone interfaces. These systems achieve some automation, but because of the limitations of the telephone keypad, are generally regarded as difficult to use. As a result, some enterprises continue to rely upon traditional call centers staffed by customer service representatives. Based on information gathered by our management, approximately 1.2 million people still worked in 32,000 call centers in China, costing business enterprises billions of dollars. As a result, we believe businesses continue to explore new alternatives for automating customer interaction worldwide.

Furthermore, telecommunications carriers are searching for innovative ways to generate revenue from new and existing customers. For both wireless and regular carriers, deregulation and technology advancements continue to spur increased competition, driving down the average revenue per customer and decreasing traditional customer loyalties. As a result, carriers are seeking to improve customer retention by providing value-added network services such as voice messaging, call waiting and directory services. This customer turnover and pricing pressures are driving carriers to offer new, higher-value, information-based services. One of the challenges that the carriers face is delivering sophisticated information based services through the telephone. Even with the evolution of telephones with small screen displays, the ability for the user to input information is constrained, limiting the usability and sophistication of services that can be made available.

Voice interface software enables the transformation of customer access to information and services to occur. Therefore, we believe that there is a significant opportunity for a telephone based voice user interface to deliver information and enable commerce in a cost effective, convenient and easy-to-use manner.

Key Success Factors

Strategic Relationships

We plan to establish working relationships and contractual agreements with telecommunication companies and financial institutions in China to test our proposed voice interface software platform. Because our vice president and one of our directors, Wang Jian Zhou has worked for the Post and Communication Bureau of Jiangsu Province as a senior director, he may be able to use the contacts he had established in the telecommunication field in Jiangsu Province to introduce our proposed software voice interface software platform to companies such as China Telecom, Unicom, Netcom and China Mobile Communications. We may begin by testing our software platform in a small geographical area with one of above companies.

Customer Focus and Service

In order to establish and maintain customer loyalty, we will endeavour to fulfill any of our potential customers' needs on a timely basis and maintain a good rapport with any key individuals with those organizations.

Our potential customers can be divided into 2 categories:

  Professional software programmers and engineers: These customers will use our proposed software platform to develop voice interface applications that they can sell to other service providers. Customer loyalty for this type of customers will be gained by continuously improving our software platform and by providing training and prompt technical assistance.
  In house technology technicians for business enterprises such as banks/airlines: These customers expect turn key operations for voice interface applications developed based on our proposed software platform. Customer loyalty for this type of customers will be gained by providing exceptional professional services and prompt technical assistance.

Skilled Management Team

We intend to expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus. Obtaining the assistance of individuals with in-depth knowledge of operations, technology and markets will allow us to build market share more effectively than a company with inexperienced management.

Competitive Analysis

Our industry is very competitive. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

Competitive Factors

The competitiveness of our industry is characterized by the following factors:

Voice Interface Technology - There are many different levels of sophistication of voice interface technology. The level of this sophistication directly impacts a company's ability to produce a useful software platform. A company lacking superior voice interface software technology will be at a substantial disadvantage to those companies with sophisticated technology. A number of large technology companies such as Macintosh, IBM, Lucent Technologies and Philips Electronics have developed or are developing sophisticated voice interface technologies. However, we believe our voice interface technology for the Chinese languages is relatively advanced because our technology is based on fresh new frequency signal recognition, different from the electric, tone or pulse signal recognition methods frequently used in other speech recognition technologies. Nevertheless, we believe that we do not have the most sophisticated voice interface technology. Accordingly, we believe that we are at a significant disadvantage.

Our ability to successfully develop, produce and sell our voice interface software platform and to eventually generate operating revenues depends on our ability to successfully develop and market our utility software products once they are fully developed. It also depends on our ability to successfully continue to enhance our voice interface software platform to keep pace with changes in technology and changes demanded by users of such software program as a platform. Given that we have only very little operating history, no revenues and only losses to date, we may not be able to achieve any of these goals and we may never develop a sufficient large customer base to be profitable. If this occurs we may go out of business.

Brand Recognition - A product with a well-recognized brand name will succeed against a less recognized competitor. A number of well known large technology companies such as Macintosh, IBM, Lucent Technologies and Philips Electronics have either developed or are in the process of developing voice interface and speech recognition technology. Unless we are able to establish our brand name and gain customer loyalty we will not be able to successfully compete. Because we are a new company, it will be very difficult for us to successfully establish our brand name within the marketplace.

We expect that a substantial portion, if not all, of our future revenue will be derived from the sale of our one voice interface software platform. We expect that this product and its extensions and derivatives will account for a majority, if not all, of our revenue for the foreseeable future. Broad market acceptance of this software platform and our brand name is, therefore, critical to our future success and our ability to generate revenues. Failure to achieve broad market acceptance of this software program and our brand name, as a result of any factors, would significantly harm our business. Our future financial performance will depend on the successful introduction and market acceptance of this software program, and on the development, introduction and market acceptance of any enhancements. There can be no assurance that we will be successful in marketing this software program or any new software programs, applications or enhancements, and any failure to do so would significantly harm our business.

Direct Competition - The major competitors are IBM, Lucent Technologies and Philips Electronics. They occupy most part of the market in the world, but they are still relatively new to the Chinese market. Even though some of these companies have started their research and development efforts in China, their understanding of the Chinese market is not comparable to those native to the Chinese market. That is the reason we believe that we have an opportunity to enter into the voice interface software industry in China. Our competitive advantage will come from having local connections with telecommunication carriers in China through our Vice President and one of our directors, Wang Jian Zhou. Mr. Zhou worked as senior director of the Post and Communication Bureau of Jiangsu Province.

As a result of these competitive factors we are at a competitive disadvantage to those already operating in the field. However, we will attempt to use the following methods of competition to successfully compete in our industry:

- We will attempt to form strategic relationships with key telecommunication companies, especially in China, where we intend to market our voice interface software platform primarily.

- We will attempt to promote our company and brand name as effectively as possible.

- We will attempt to establish and maintain customer loyalty by fulfilling potential customers' needs on a timely basis and by maintaining good rapport with key individuals in those organizations.

- We eventually intend to expand our management team to retain skilled directors, officers and employees with experience relevant to our business focus.

Marketing Plan

Our Vice President and one of our directors, Wang Jian Zhou will develop and implement our marketing plan for our proposed software platform. We believe relationships are one of the keys to success in our business and Mr. Wang Jian Zhou will continue to lead his effort to introduce our products to various telecommunication companies, wireless telephone service providers and financial institutions. In addition, our marketing plan will have the following elements:

Brand Equity

We selected the name of our company to attempt to establish our brand name.

Advertising

We intend to use our website at www.logicom.us as the primary medium to sell our voice interface software platform. We also intend to market our voice interface software platform by placing banner advertising on the home pages of relevant business and possible consumer Internet Service Providers.

We intend to produce promotional material for direct marketing. However, if we are unable to complete the development of our voice interface software platform, or if we are unable to market and license our voice interface software sufficiently, for any reason, we may go out of business.

We will be dependent on resellers and distributors for the sale of our voice interface software platform. Currently we have no distribution or reseller agreements to distribute and/or bundle our voice interface software platform and we may never get any.

Even if we are able to arrange contracts for the resale and distribution of our proposed software products, we may not be able to deliver any software programs to the resellers or distributors in a timely manner and these companies may not be able to sell our software programs in volumes anticipated by us.

Legal

Although we treat our business concepts as proprietary and we intend to treat any of our future voice interface software platform similarly, we have not obtained any copyrights, patents or trademarks in respect of any of our intellectual property. We intend to obtain all necessary copyrights, patents or trademarks, as applicable, in both the United States and Canada, when we are in a financial position to do so. We have not entered into any licensing, franchise, concession or royalty agreements in respect of our proposed voice interface software platform.

We currently have no plans, arrangements or understandings to merge with any other entity.

PLAN OF OPERATIONS

Since we have only recently begun development of our voice interface software platform and have not generated any revenue, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period from our inception on January 23, 2004 to March 31, 2004. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated unless and until we complete the development and marketing of our proposed voice interface software platform. Accordingly, we must raise cash from sources other than the sale of software programs. Our only other source for cash at this time is equity investments by others in our company. Our accumulated deficit is $22,260 as of September 30, 2004. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations and our liquidity and capital resources.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

Our primary objective in the next twelve months will be to complete development of our proposed software platform, develop and establish our marketing plan, commence advertising campaign for our proposed software platform, commence development of prospects for third party applications for our proposed software platform, and employ our first sales person for license and direct sales of our proposed software platform in China.

Since our incorporation on January 23, 2004, we have taken active steps to implement our business plan. In February of 2004, we began the development of our voice interface software platform. Our Chief Technology Officer and one of our directors, Kun Chi Wang, has completed a prototype set of software algorithms that will form the basis of our proposed voice interface software platform.

We are currently negotiating with the Nantong Branch of China Mobile Communication to formalize the experimental relationship to test our software platform. Mr. Wang plans to work with the staff in the Nantong Branch of China Mobile Communications to test his software algorithms for voice recognition applications for cellular phones. If the tests receive positive results, we anticipate that the Nantong Branch of China Mobile Communication may license our prototype software platform and retain our service to integrate our voice platform into their systems.

We anticipate that the primary source of revenues for our business model will be the license fees paid by business enterprises for the use of our proposed voice interface software platform. We anticipate that we will negotiate with each of our future customers individually and the licensing fees we will charge may be different for each customer depending on the applications required and the size of the user group. We also anticipate that we may receive compensation for professional services such as design and development of applications based on our proposed software platform and integration services. Currently, we do not have any licensing agreement with any customers as our voice interface software platform is not yet fully developed.

By combining speech recognition, natural language understanding and voice authentication technologies in a scalable software platform, we believe that we have the opportunity to establish our proposed software platform as the standard platform for voice applications and services in China. We plan to continue to invest resources to enhance our core technology, software architecture and developer tools and to create new products and services that facilitate development and deployment of applications having a voice user interface.

We will establish customer and partner relationships in as many provinces of China as we can once our proposed software platform is fully developed. We expect the future international market for our proposed software platform will continue to grow, so we intend to continue to expand our presence in strategic international markets. To address this global opportunity, we may hire sales, service and support personnel locally to establish new relationships with resellers and integrators serving them.

The following sets out the timeline of our proposed operations over the next year:

  Develop a demonstration or beta version of our software platform by April. 2005. This will allow users to test the voice interface applications developed based on our proposed software platform for effectiveness. We estimate that this will cost a total of $4,000.
  Develop the complete and commercial version of our proposed voice interface software platform by December 2005. This will be the completed version of the software platform, which will be marketed to potential customers in China. We estimate that the remaining cost for completion of the software development is approximately $4,000.
  Commence advertising campaign for our voice interface software platform immediately following the complete development of the software platform. We estimate that we will need $2,000 to implement our marketing and advertising campaign.
  Commence development of prospects for third party applications for our proposed software platform in December 2005. We estimate that we will need approximately $10,000 to $20,000 to commence development of prospects for third party applications for our proposed software platform.

Furthermore, in our management's opinion, we can expect to incur the following expenses to fund our plan of operation for the next twelve months:

    Audit fees, which consists primarily of accounting and auditing fees for the year end audit. We estimate that our audit fees for the next twelve month will be approximately $3,000;
    Bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. We estimate that our bank charges for the next twelve months will be approximately $100;
    Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $10,000; and
    Other operating expenses, which consist primarily of the expenses incurred for further development of our proposed software platform; for the advertising campaign for our proposed voice interface software platform; and for development of prospects for third party applications for our proposed software platform and other administrative expenses. We estimate that our other operating expenses for the next twelve months will be approximately $4,000.

Purchase or Sale of Equipment

We do not expect to purchase or sell any plant or significant equipment. We will lease server space needed for hosting our website.

Liquidity and Capital Resources

At September 30, 2004, we had $24,240 in cash. We anticipate that our total operating expenses will be approximately $25,000 for the next twelve months. This includes our estimated expenses of $8,000 in further development of our software for the next twelve months; our estimated expenses of $2,000 in the promotion of our voice interface software platform through traditional advertising media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail and internet banner advertising, for the next twelve months; our estimated expenses of $2,000 for attending seminars and conferences on voice interface and speech recognition software development for the next twelve months; our estimated expenses of $3,000 for our audit fees for the next twelve months; and our estimated expenses of $10,000 for our legal and organization fees for the next twelve months. In the opinion of our management, available funds will probably satisfy our working capital requirements up to early 2006. If we have not completed the development of our voice interface software platform and have not generated revenues from sales of our voice interface software platform after its completion, we anticipate that we may need to raise additional capital to continue our operations. If we do not raise additional capital when needed, we may be forced to abandon the development of our voice interface software platform. Such additional capital may be raised through public or private financing as well as borrowing and other sources. We cannot guarantee that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then our ability to expand our operations may be adversely affected.

Personnel

Ms. Hong, Mr. Wang and Mr. Zhou are currently working about 10 to 20 hours per week to meet our needs. As demand requires, Ms. Hong, Mr. Wang and Mr. Zhou will devote additional time. We currently have no other employees. We expect that we will only increase our number of employees by one during the next twelve months.

PROPERTY

Logicom uses office space located at Suite 248 -8111A Ryan Road, Richmond, B.C. V7A 4R6, which facilities are provided to us at no charge by our President, Secretary, Treasurer and one of our directors, Jing Hong. We also conduct software research and development activities at the business premises located in Suite 610, 12 Haoxi Rd. Nantong, Jiangsu, People's Republic of China, which facilities are provided to us at no charge by our Chief Technology Officer and one of our directors, Kun Chi Wang.

MANAGEMENT

Directors and Executive Officers of Logicom

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Jing Hong	Director, President (Principal Executive Officer), Treasure (Principal Accounting Officer) and Secretary	29	Director, President (Principal Executive Officer), Treasure (Principal Accounting Officer) and Secretary since January 26, 2004
Kun Chi Wang	Director and Chief Technology Officer	36	Director and Chief Technology Officer since January 26, 2004
Wang Jian Zhou	Director and Vice President	63	Director and Vice President since January 26, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Jing Hong, Director, President (Principal Executive Officer), Treasure (Principal Accounting Officer) and Secretary

Ms. Hong is a co-founder of Logicom, has served as our President (Principal Executive Officer), Treasurer (Principal Accounting Officer), Secretary and one of our directors. Since 2000, Ms. Hong served as a director, Chief Technology Officer of TeleWave International, a private system integration company in Beijing, China. From 1997 to 2000, Ms. Hong was the Managing Director of Creative Technologies. She holds BA degree from Southeast University in Jiangsu, China and a M.Sc. degree from University of Tokyo, Japan.

Kun Chi Wang, Director and Chief Technology Officer

Mr. Wang has served as our Chief Technical Officer and as one of our directors since January 26, 2004. Since 1996 to 2003, Mr. Wang served as an assistant professor and professor of Nantong Institute of Technology. Mr. Wang holds Ph.D. in Computer Science from China Academy of Science in Beijing, China.

Wang Jian Zhou, Director and Vice President

Mr.Zhou is our Vice President and one of our directors. From 1980 to 2002, Mr. Zhou served as the assistant director of Jiangsu Province Post & Communication Bureau. He holds a bachelor degree from Beijing University in Beijing, China.

Committees of the Board

We do not have an audit or compensation committee at this time.

Family Relationships

There are no family relationships between any director or executive officer.

EXECUTIVE COMPENSATION

The following table summarizes the compensation of our President (Principal Executive Officer) and other officers and directors who received annual compensation in excess of $100,000 during the last three complete fiscal years.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation(1)		Pay- outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(2)	Securities Under Options/ SAR's Granted	Restr icted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Jing Hong Director, President (Principal Executive Officer), Treasure (Principal Accounting Officer) and Secretary	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil

We have not entered into any employment agreement or consulting agreement with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Directors Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director in the period ended September 30, 2004.

We have no formal plan for compensating our directors for their service in their capacity as directors. We may grant to our directors in the future options to purchase shares of common stock as determined by our Board of Directors or a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of Logicom other than services ordinarily required of a director. Other than indicated in this prospectus, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as Logicom, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Logicom or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Logicom or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Logicom. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Logicom under Nevada law or otherwise, Logicom has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of September 30, 2004, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Jing Hong	300,000 common shares	13.483%
Kun Chi Wang	300,000 common shares	13.483%
Wang Jian Zhou	250,000 common shares	11.236%
Directors and Executive Officers as a Group	2,000,000 common shares	38.202%

(1) Based on 2,2250,000 shares of common stock issued and outstanding as of September 30, 2004. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Logicom.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of our common stock in one or more of the following methods described below. Our common stock is not currently listed on any national exchange or electronic quotation system. There is currently no market for our securities and a market may never develop. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.02 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) a combination of any aforementioned methods of sale; and

(g) any other method permitted pursuant to applicable law.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Before the involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

If the selling stockholders enter into an agreement to sell their shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, and to the extent required under the Securities Act, we will file a post effective amendment to this registration statement to disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction. We will also file the agreement between the selling stockholders and the broker-dealer as an exhibit to this registration statement.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. Rule 144 provides that any affiliate or other person who sells restricted securities of an issuer for his own account, or any person who sells restricted or any other securities for the account of an affiliate of the issuer of such securities, shall be deemed not to be engaged in a distribution of such securities and therefore not to be an underwriter thereof within the meaning of Section 2(a)(11) of the Securities Act if all of the conditions of Rule 144 are met. Conditions for sales under Rule 144 include:

(1) adequate current public information with respect to the issuer must be available;

(2) restricted securities must meet a one year holding period, measured from the date of acquisition of the securities from the issuer or from an affiliate of the issuer (because our selling security holders paid the full purchase price for the shares of our common stock covered by this registration statement on February 3, 2004, the shares of our common stock covered by this registration statement has met the one year holding period);

(3) sales of restricted or other securities sold for the account of an affiliate, and sales of restricted securities by a non-affiliate, during any three month period, cannot exceed the greater of (a) 1% of the securities of the class outstanding as shown by the most recent statement of the issuer; or (b) the average weekly trading volume reported on all exchanges and through a automated inter-dealer quotation system for the four weeks preceding the filing of the Notice in Form 144;

(4) the securities must be sold in ordinary "brokers' transactions" within the meaning of section 4(4) of the Securities Act or in transactions directly with a market maker, without solicitation by the selling security holders, and without the payment of any extraordinary commissions or fees;

(5) If the amount of securities to be sold pursuant to Rule 144 during any three month period exceeds 500 shares/units or has an aggregate sale price in excess of $10,000, the selling security holder must file a notice in Form 144 with the Commission.

The current information requirement listed in (1) above, the volume limitations listed in (3) above, the requirement for sale pursuant to broker's transactions listed in (4) above, and the Form 144 notice filing requirement listed in (5) above cease to apply to any restricted securities sold for the account of a non-affiliate if at least two years has elapsed from the date the securities were acquired from the issuer or from an affiliate. These requirement will cease to apply to sales by the selling security holders of the shares of our common stock covered by this registration statement on February 3, 2006.

Transfer Agent and Registrar

We have not yet appointed a stock transfer agent for our securities. We intend to appoint a stock transfer agent before effectiveness of this prospectus.

SELLING STOCKHOLDERS

All of the shares of common stock issued are being offered by the selling stockholders listed in the table below. None of the selling stockholders are broker-dealers or affiliated with broker-dealers. We issued the shares of common stock in a private placement transaction exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of their common stock. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of September 30, 2004, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

Name of Selling Stockholder and Position, Office or Material Relationship with Logicom	Number of Shares Owned by Selling Stockholder Before Offering	Percent of Total Issued and Outstanding Shares Owned by Selling Stockholder Before Offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering(1) and Percent of Total Issued and Outstanding
				# of Shares	% of Class
Gui Bao Ai	30,000	1.348%	30,000	0	0%
Feng Chen	50,000	2.247%	50,000	0	0%
Hao Chen	50,000	2.247%	50,000	0	0%
Jie An Chen	25,000	1.124%	25,000	0	0%
Ping Chen	37,500	1.685%	37,500	0	0%
Qiang Chen	12,500	0.562%	12,500	0	0%
Xiang Chen	37,500	1.685%	37,500	0	0%
Xiao Min Chi	30,000	1.348%	30,000	0	0%
Su Qing Feng	37,500	1.685%	37,500	0	0%
Zhen Yu Feng	37,500	1.685%	37,500	0	0%
Si Qing Fu	25,000	1.124%	25,000	0	0%
Jiang Lan Ji	37,500	1.685%	37,500	0	0%
Lin Jiang	37,500	1.685%	37,500	0	0%
Jian Li	12,500	0.562%	12,500	0	0%
Zai Ming Lin	25,000	1.124%	25,000	0	0%
Hao Liu	50,000	2.247%	50,000	0	0%
Jian Guo Liu	12,500	0.562%	12,500	0	0%
Jie Ping Liu	50,000	2.247%	50,000	0	0%
Qiang Liu	10,000	0.449%	10,000	0	0%
Qing Liu	30,000	1.348%	30,000	0	0%
Zhen Lu	15,000	0.674%	15,000	0	0%
Jing Kang Ma	30,000	1.348%	30,000	0	0%
Wei Hua Ma	12,500	0.562%	12,500	0	0%
Dong Qin	12,500	0.562%	12,500	0	0%
Wen Shi	30,000	1.348%	30,000	0	0%
Gang Sun	10,000	0.449%	10,000	0	0%
Yun Wan	15,000	0.674%	15,000	0	0%
Ya Xiong Wang	25,000	1.124%	25,000	0	0%
Yi Wang	25,000	1.124%	25,000	0	0%
Jian Min Wei	30,000	1.348%	30,000	0	0%
Bing Wu	12,500	0.562%	12,500	0	0%
Dian An Wu	50,000	2.247%	50,000	0	0%
Pei Ru Wu	50,000	2.247%	50,000	0	0%
Chun Jing Xu	50,000	2.247%	50,000	0	0%
Pu Jian Xu	25,000	1.124%	25,000	0	0%
Qiao Ling Xu	50,000	2.247%	50,000	0	0%
Qing Xu	25,000	1.124%	25,000	0	0%
Xia Xu	50,000	2.247%	50,000	0	0%
Xiao Guo Xu	25,000	1.124%	25,000	0	0%
Yong Yang	15,000	0.674%	15,000	0	0%
Ze Wu Yu	25,000	1.124%	25,000	0	0%
Hui Zhang	15,000	0.674%	15,000	0	0%
Xing Zhang	12,500	0.562%	12,500	0	0%
Ming Zhou	27,500	1.236%	27,500	0	0%
Tao Zhou	12,500	0.562%	12,500	0	0%
Hua Peng Zhu	37,500	1.685%	37,500	0	0%
Luo Bao Zhu	25,000	1.124%	25,000	0	0%
Xin Hua Zhu	12,500	0.562%	12,500	0	0%
Zhong Hua Zhu	12,500	0.562%	12,500	0	0%

(1) Assumes all of the shares of common stock offered are sold.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 25,000,000 shares of common stock, $0.001 par value. As of September 30, 2004, there were 2,225,000 shares of common stock issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of Logicom, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Stockholders do not have pre-emptive rights to subscribe for additional shares of common stock if issued by us. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon by the law firm of Clark, Wilson, Vancouver, British Columbia.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Amisano Hanson, Chartered Accountants, to audit our financial statements for the period from our inception on January 23, 2004 to March 31, 2004. There has been no change in the accountants and no disagreements with Amisano Hanson, Chartered Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

EXPERTS

Our financial statements for the period from our inception on January 23, 2004 to March 31, 2004 included in this prospectus and registration statement have been audited by Amisano Hanson, Chartered Accountants, as set forth in their report accompanying the financial statements (which contains an explanatory paragraph regarding our ability to continue as a going concern) and are included in reliance upon the report, given on the authority of the firm, as experts in accounting and auditing.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants to purchase and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock can be sold pursuant to Rule 144 at this time. We are registering 1,375,000 shares of our common stock under the Securities Act for sale by the selling securities holders. There are current 52 holders of record of our common stock.

We have not declared any dividend on our common stock since the inception of our company on January 23, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

The U.S. Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Logicom, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Logicom, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

The following Financial Statements pertaining to Logicom are filed as part of this Prospectus:

LOGICOM INC.

(A Development Stage Company)

REPORT AND FINANCIAL STATEMENTS

March 31, 2004

(Stated in US Dollars)

INDEPENDENT AUDITORS' REPORT

To the Stockholders,

Logicom Inc.

We have audited the accompanying balance sheet of Logicom Inc. (A Development Stage Company) as of March 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the period January 23, 2004 (Date of Incorporation) to March 31, 2004. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Logicom Inc. as of March 31, 2004 and the results of its operations and its cash flows for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada	"Amisano Hanson"
June 3, 2004	Chartered Accountants

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7

LOGICOM INC.

(A Development Stage Company)

BALANCE SHEET

March 31, 2004

(Stated in US Dollars)

ASSETS
Current
Cash	$ 41,196

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 4,284

STOCKHOLDERS' EQUITY
Capital stock
Authorized:
25,000,000 common shares, par value $0.001 per share
Issued and outstanding:
2,225,000 common shares	2,225
Additional paid-in capital	42,275
Deficit accumulated during the development stage	(7,588)

36,912

$ 41,196

Nature and Continuance of Operations - Note 1

SEE ACCOMPANYING NOTES

LOGICOM INC.

(A Development Stage Company)

STATEMENT OF OPERATIONS

for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004

(Stated in US Dollars)

Expenses
Accounting and audit fees	$ 2,000
Bank charges and interest	9
Legal fees	2,386
Registration and filing fees	698
Website design and maintenance	2,495

Net loss for the period	$ (7,588)

Basic and diluted loss per share	$ (0.00)

Weighted average number of shares outstanding	1,838,043

SEE ACCOMPANYING NOTES

LOGICOM INC.

(A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY

for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004

(Stated in US Dollars)

				Deficit
				Accumulated
			Additional	during the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	stage	Total
Capital stock issued for cash
- at $0.02	2,225,000	$ 2,225	$ 42,275	$ -	$ 44,500
Net loss for the period	-	-	-	(7,588)	(7,588)

Balance, March 31, 2004	2,225,000	$ 2,225	$ 42,275	$ (7,588)	$ 36,912

SEE ACCOMPANYING NOTES

LOGICOM INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004

(Stated in US Dollars)

Cash flows from Operating Activities
Net loss for the period	$ (7,588)
Adjustments to reconcile net loss to net cash used by operating activities
Increase in accounts payable and accrued liabilities	4,284

Net cash used in operating activities	(3,304)

Cash flows from Financing Activity
Issuance of common shares	44,500

Increase in cash during the period	41,196

Cash, beginning of period	-

Cash, end of period	$ 41,196

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ -

Income taxes	$ -

SEE ACCOMPANYING NOTES

LOGICOM INC.

(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

March 31, 2004

(Stated in US Dollars)

Note 1 Nature and Continuance of Operations

a) Organization

The Company was incorporated in the State of Nevada, United States of America on January 23, 2004.

b) Development Stage Activities

The Company is in the development stage. Since its formation, the Company has not yet realized any revenues from its planned operations. The Company intends to develop, market and support a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the internet accessible from any telephone.

c) Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $7,588 for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development stage of its voice interface software platform. Management has plans to seek additional capital through a public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amount of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Note 2 Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

Note 2 Significant Accounting Policies - (cont'd)

The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

a) Organizational and Start-up Costs

Costs of start-up activities, including organizational costs, are expensed as incurred.

b) Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards ("SFAS") No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

c) Income Taxes

The Company has adopted the SFAS No. 109 - "Accounting for Income Taxes". SFAS No. 109, requires the use of the asset and liability method of accounting of income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

d) Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 - "Earnings Per Share", the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At March 31, 2004, the Company had no stock equivalents that were anti-dilutive and excluded in the loss per share computation.

e) Financial Instruments

The carrying value of the Company's financial instruments, consisting of cash and accounts payable and accrued liabilities approximate their fair value due to the short-term maturity of such instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial statements.

Note 2 Significant Accounting Policies - (cont'd)

f) Foreign Currency Translation

The Company's functional currency is Canadian dollars as substantially all of the Company's operations are in Canada. The Company uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission and in accordance with Statement of Financial Accounting No. 52.

Assets and liabilities are denominated in a foreign currency are translated at the exchange rate in effect at the period end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments from the use of difference exchange rates from period to period are included in the Comprehensive Income account in Stockholders' Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date. Any exchange gains and losses are included in the Statement of Operations.
    Cash and Equivalents

Cash and equivalents consist of all highly liquid investments that are readily convertible to cash and have maturities of three months or less when purchased.

h) Website Costs

The Company recognizes the costs incurred in the development of the Company's website in accordance with EITF 00-2 "Accounting for Website Development Costs" and, with the provisions of AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Accordingly, direct costs incurred during the application stage of development are capitalized and amortized over the estimated useful life. Fees incurred for web site hosting are expensed over the period of the benefit. Costs of operating a web site are expensed as incurred.

i) New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

Note 3 Common Stock

The Company's authorized common stock consists of 25,000,000 shares with a par value of $0.001 per share.

On February 3, 2004, the Company issued 2,225,000 shares of common stock at $0.02 per share for cash totalling $44,500.

Note 4 Deferred Tax Assets

The following table summarizes the significant components of the Company's deferred tax assets:

Total
Deferred Tax Assets
Non-capital loss carryforward	$ 1,138
Valuation allowance for deferred tax asset	(1,138)

$ -

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

LOGICOM INC.

(A Development Stage Company)

INTERIM FINANCIAL STATEMENTS

September 30, 2004

(Stated in US Dollars)

(Unaudited)

LOGICOM INC.

(A Development Stage Company)

INTERIM BALANCE SHEETS

September 30, 2004 and March 31, 2004

(Stated in US Dollars)

(Unaudited)

	September 30,	March 31,
	2004	2004
ASSETS
Current
Cash	$ 24,240	$ 41,196

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 2,000	$ 4,284

STOCKHOLDERS' EQUITY
Capital stock
Authorized:
25,000,000 common shares, par value $0.001 per share
Issued and outstanding:
2,225,000 common shares (March 31, 2004: 2,225,000)	2,225	2,225
Additional paid-in capital	42,275	42,275
Deficit accumulated during the development stage	(22,260)	(7,588)

	22,240	36,912

	$ 24,240	$ 41,196

LOGICOM INC.

(A Development Stage Company)

INTERIM STATEMENTS OF OPERATIONS

for the three and six months ended September 30, 2004

and for the period from January 23, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

(Unaudited)

	Three months ended September 30,	Six months ended September 30,	January 23, 2004 (Date of Incorporation) to September 30,
	2004	2004	2004
Expenses
Accounting and audit fees	$ 3,021	$ 2,496	$ 4,496
Bank charges and interest	101	142	151
Legal fees	7,423	10,307	12,693
Registration and filing fees	1,727	1,727	2,425
Website design and maintenance	-	-	2,495

Net loss for the period	$ (12,272)	$ (14,672)	$ (22,260)

Basic and diluted loss per share	$ (0.01)	$ (0.01)

Weighted average number of shares outstanding	2,225,000	2,225,000

LOGICOM INC.

(A Development Stage Company)

INTERIM STATEMENT OF STOCKHOLDERS' EQUITY

for the period from January 23, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

(Unaudited)

				Deficit
				Accumulated
			Additional	during the
	Common Stock		Paid-in	Development
	Shares	Amount	Capital	stage	Total
Capital stock issued for cash
- at $0.02	2,225,000	$ 2,225	$ 42,275	$ -	$ 44,500
Net loss for the period	-	-	-	(7,588)	(7,588)

Balance, March 31, 2004	2,225,000	2,225	42,275	(7,588)	36,912

Net loss for the period	-	-	-	(14,672)	(14,672)

Balance, September 30, 2004	2,225,000	$ 2,225	$ 42,275	$ (22,260)	$ 22,240

LOGICOM INC.

(A Development Stage Company)

INTERIM STATEMENTS OF CASH FLOWS

for the six months ended September 30, 2004 and

for the period from January 23, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

(Unaudited)

	Six months ended September 30,	January 23, 2004 (Date of Incorporation) to September 30,
	2004	2004

Cash flows used in Operating Activities
Net loss for the period	$ (14,672)	$ (22,260)
Adjustments to reconcile net loss to net cash used in operating activities
Increase (decrease) in accounts payable and accrued liabilities	(2,284)	2,000

Net cash used in operating activities	(16,956)	(20,260)

Cash flows from Financing Activity
Issuance of common shares	-	44,500

Increase (decrease) in cash during the period	(16,956)	24,240

Cash, beginning of period	41,196	-

Cash, end of period	$ 24,240	$ 24,240

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ -	$ -

Income taxes	$ -	$ -

LOGICOM INC.

(A Development Stage Company)

NOTES TO THE INTERIM FINANCIAL STATEMENTS

September 30, 2004

(Stated in US Dollars)

(Unaudited)

Note 1 Interim Financial Statements

While the information presented in the accompanying six months to September 30, 2004 interim financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, result of operations and cash flows for the interim period presented in accordance with the accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. These unaudited financial statements should be read in conjunction with the Company's audited financial statements for the year ended March 31, 2004.

Operating results for the period ended September 30, 2004 are not necessarily indicative of the results that can be expected for the year ending March 31, 2005.

Note 2 Nature and Continuance of Operations

The Company is in the development stage. Since its formation, the Company has not yet realized any revenues from its planned operations. The Company intends to develop, market and support a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the internet accessible from any telephone.

The financial statements have been prepared using generally accepted accounting principles in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business. As at September 30, 2004, the Company has accumulated losses of $22,260 since its commencement. Its ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when the come due.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Nevada corporation law provides that:

    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;
    a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
    to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    by our stockholders;

    by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
    if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;
    if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

    by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to Logicom or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of Logicom or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of Logicom. The Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our By-Laws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Logicom under Nevada law or otherwise, Logicom has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Logicom for expenses incurred or paid by a director, officer or controlling person of Logicom in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Logicom will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$3.48
Printing and engraving expenses	$3,000(1)
Accounting fees and expenses	$3,000(1)
Legal fees and expenses	$10,000(1)
Transfer agent and registrar fees	$5,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$1,000(1)
Total	$22,003.48

(1) We have estimated these amounts

Item 26 Recent Sales of Unregistered Securities - Last Three Years.

On February 3, 2004, we accepted subscription agreements that sold the following shares, having a par value of $0.001 per share, to the following persons, at the offering price of $0.02 per share for gross offering proceeds of $44,500, in offshore transactions pursuant to Regulation S of the Securities Act. The offering price for the offshore transactions was established on an arbitrary basis. All of the following persons are not U.S. persons, as the term is defined under Regulation S and the sales of our common stock to the following person are made in offshore transactions as the term is defined under Regulation S:
Name of Stockholder	Residency	Number of Shares Subscribed
Gui Bao Ai	Jiangyin, Jiangsu, China	30,000
Feng Chen	Taizhou, Jiangsu, China	50,000
Hao Chen	Taizhou, Jiangsu, China	50,000
Jie An Chen	Shanghai, China	25,000
Ping Chen	Taizhou, Jiangsu, China	37,500
Qiang Chen	Nantong, Jiangsu, China	12,500
Xiang Chen	Taizhou, Jiangsu, China	37,500
Xiao Min Chi	Suzhou, Jiangsu, China	30,000
Su Qing Feng	Nantong, Jiangsu, China	37,500
Zhen Yu Feng	Nantong, Jiangsu, China	37,500
Si Qing Fu	Shanghai, China	25,000
Jing Hong	Richmond, British Columbia, Canada	300,000
Jiang Lan Ji	Nantong, Jiangsu, China	37,500
Lin Jiang	Nantong, Jiangsu, China	37,500
Jian Li	Nantong, Jiangsu, China	12,500
Zai Ming Lin	Nantong, Jiangsu, China	25,000
Hao Liu	Taizhou, Jiangsu, China	50,000
Jian Guo Liu	Nantong, Jiangsu, China	12,500
Jie Ping Liu	Taizhou, Jiangsu, China	50,000
Qiang Liu	Nantong, Jiangsu, China	10,000
Qing Liu	Jiangyin, Jiangsu, China	30,000
Zhen Lu	Nantong, Jiangsu, China	15,000
Jing Kang Ma	Shanghai, China	30,000
Wei Hua Ma	Nantong, Jiangsu, China	12,500
Dong Qin	Nantong, Jiangsu, China	12,500
Wen Shi	Nanjing, Jiangsu, China	30,000
Gang Sun	Nantong, Jiangsu, China	10,000
Yun Wan	Nantong, Jiangsu, China	15,000
Kun Chi Wang	Nantong, Jiangsu, China	300,000
Ya Xiong Wang	Nantong, Jiangsu, China	25,000
Yi Wang	Zhangjiagang, Jiangsu, China	25,000
Jian Min Wei	Nanjing, Jiangsu, China	30,000
Bing Wu	Nantong, Jiangsu, China	12,500
Dian An Wu	Taizhou, Jiangsu, China	50,000
Pei Ru Wu	Taizhou, Jiangsu, China	50,000
Chun Jing Xu	Taizhou, Jiangsu, China	50,000
Pu Jian Xu	Nantong, Jiangsu, China	25,000
Qiao Ling Xu	Taizhou, Jiangsu, China	50,000
Qing Xu	Nantong, Jiangsu, China	25,000
Xia Xu	Taizhou, Jiangsu, China	50,000
Xiao Guo Xu	Shanghai, China	25,000
Yong Yang	Nantong, Jiangsu, China	15,000
Ze Wu Yu	Shanghai, China	25,000
Hui Zhang	Nantong, Jiangsu, China	15,000
Xing Zhang	Nantong, Jiangsu, China	12,500
Ming Zhou	Changzhou, Jiangsu, China	27,500
Tao Zhou	Nantong, Jiangsu, China	12,500
Wang Jian Zhou	Nantong, Jiangsu, China	250,000
Hua Peng Zhu	Nantong, Jiangsu, China	37,500
Luo Bao Zhu	Suzhou, Jiangsu, China	25,000
Xin Hua Zhu	Nantong, Jiangsu, China	12,500
Zhong Hua Zhu	Nantong, Jiangsu, China	12,500

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit Number	Description
3.1*	Our Articles of Incorporation dated January 23, 2004.
3.2*	Bylaws.
4.1*	Specimen ordinary share certificate.
5.1*	Opinion of Clark, Wilson regarding the legality of the securities being registered.
23.1*	Consent of Amisano Hanson, Chartered Accountants.
24.1*	Power of Attorney (contained on the signature pages of this registration statement).

*  Incorporated by reference to same exhibit filed with the Company's Form SB-2 Registration Statement on August 24, 2004.

Item 28 Undertakings.

The undersigned Company hereby undertakes that it will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a) any prospectus required by Section 10(a)(3) of the Securities Act;
    reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Logicom pursuant to the foregoing provisions, or otherwise, Logicom has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Logicom of expenses incurred or paid by a director, officer or controlling person of Logicom in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Logicom will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richmond, British Columbia on October 21, 2004.

LOGICOM, INC.
a Nevada corporation

/s/ "Jing Hong"
By: Jing Hong, President and CEO

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Jing Hong as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.
Signatures	Date

/s/ "Jing Hong"
Jing Hong, President (Principal Executive Officer), Treasurer (Principal Accounting Officer) and Director	October 21, 2004

/s/ "Wang Jian Zhou"
Wang Jian Zhou, Vice President and Director	October 21, 2004

/s/ "Kun Chin Wang"
Kun Chin Wang, Director	October 21, 2004